Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

July 13, 2012

To the Board of Directors of

Vortec Electronics, Inc.

Pandan Indah, Malaysia

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form 10-K, Annual Report under the Securities Act of 1933, filed by Vortec Electronics, Inc. of our report dated July 6, 2012, relating to the financial statements of Vortec Electronics, Inc., a Nevada Corporation, as of and for the periods ending April 30, 2012 and 2011 and for the period from March 27, 2007 (date of inception) to April 30, 2012.

Sincerely,

 /s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC